Filed Pursuant to Rule 424(b)(3)

Registration No. 333-235915

PROSPECTUS SUPPLEMENT NO. 1

Dated February 26, 2020

4,157,006 Shares of Common Stock

Beyond Air, Inc.

This Prospectus Supplement No. 1 amends and supplements the Prospectus dated January 23, 2020 (the “Prospectus”) of Beyond Air, Inc. relating to the offer and sale from time to time by certain selling stockholders of up to 4,157,006 shares of common stock of Beyond Air, Inc. (the “Common Stock”).

This Prospectus Supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus. This Prospectus Supplement is qualified by reference to the Prospectus, except to the extent that the information in this Prospectus Supplement supersedes the information contained in the Prospectus.

Investing in our Common Stock involves certain risks. See “Risk Factors” beginning on page 10 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the disclosures in this Prospectus. Any representation to the contrary is a criminal offense.

The purpose of this Prospectus Supplement is to amend the Selling Stockholders table in order to correctly reflect the names of the selling stockholders as set forth in the books and records of the Company. Accordingly, this Supplement No. 1 amends the Selling Stockholders table beginning on page 90 in the Prospectus by deleting the Charles Marlio, Jacques Marlio, Susan Marlio and Victor Arrese lines and replacing them with the lines set forth below. Percentage of beneficial ownership is based on 14,645,264 shares of common stock outstanding at February 25, 2020. All other information in the Prospectus shall remain unchanged.

Shareholder	Shares Owned Prior to the Offering	Number of Shares Offered		Shares Owned After the Offering	Percentage
Charles Alexander Mosseri-Marlio	535,273	150,273	(4)	385,000	2.63%
Jacques William Mosseri-Marlio	173,361	98,361	(4)	75,000	*	%
Anne Mosseri-Marlio	39,590	24,590	(4)	15,000	*	%
Jacqueline Lesley Mosseri-Marlio	23,661	13,661	(4)	10,000	*	%
Susan Anderson Mosseri-Marlio	145,628	95,628	(4)	50,000	*	%
Modosa 1994, S.L.	112,766	68,306	(4)	44,460	*	%

* less than 1%

(4) December 2019 private placement